SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

May 24, 2005
Date of Report (Date of earliest event reported)

SOVEREIGN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-16581	23-2453088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1500 Market Street, Philadelphia, Pennsylvania		19102
(Address of principal executive offices)		(Zip Code)

(215) 557-4630
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2005, the Compensation Committee and the Board of Directors of Sovereign Bancorp, Inc. (“Sovereign”) amended the Sovereign Bancorp, Inc. Non-Employee Director Compensation Plan (the “Plan”) to eliminate provisions of the Plan, previously adopted in March 2004, which provided for a reduced level of compensation for directors who were elected or appointed after March 24, 2004. This reduced level of compensation was in effect until such director completed five years of service as a non-employee director of Sovereign. As a result of such amendment, all non-employee directors of Sovereign will be compensated on the same basis without regard to length of service as a non-employee director. See Item 7.01 below.

The description of the Plan, as amended, is qualified in its entirety by reference to the copy of the Plan filed as Exhibit 10.1 hereof.

Item 7.01 Regulation FD Disclosure.

Sovereign announced that, in accordance with action taken by it Compensation Committee, which is composed solely of independent directors, and the Board of Directors at their April 2005 meetings, Sovereign is in the process of engaging an independent nationally recognized compensation consulting firm to review Sovereign’s existing compensation system for directors and officers of Sovereign and Sovereign Bank and make specific recommendations for consideration by Sovereign’s Board of Directors. This review will encompass, among other things, Sovereign’s existing Non-Employee Director Compensation Plan, which was originally approved by shareholders in 1996 and expires by its terms in 2006.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

The following exhibit is filed herewith:

10.1 Sovereign Bancorp, Inc. Non-Employee Director Compensation Plan, as amended May 24, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.
Dated: May 25, 2005	By:	/s/ Mark R. McCollom
Mark R. McCollom
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

10.1	Sovereign Bancorp, Inc. Non-Employee Director Compensation Plan, as amended May 24, 2005

4